Exhibit 99.1

04/14

Catherine Reid
(215) 444-5073
AdvantaCommunications@advanta.com

David Weinstock
(215) 444-5335
dweinstock@advanta.com

FOR IMMEDIATE RELEASE

ADVANTA AND BANK OF AMERICA REACH AGREEMENT
TO RESOLVE ALL OUTSTANDING FLEET LITIGATION

SPRING HOUSE, PA – June 21, 2004 – Advanta Corp. (NASDAQ: ADVNB; ADVNA), today announced an agreement with Bank of America Corporation (NYSE: BAC) to resolve all outstanding litigation, including partnership tax disputes, between Advanta and FleetBoston Financial Corporation, which was recently acquired by Bank of America. The agreement is subject to the Internal Revenue Service’s final approval of the settlement of the tax disputes, which the IRS is expected to approve.

As a result of the agreement, Advanta expects to record a net after tax gain from the settlement of the Delaware state court litigation of approximately $61 million in the quarter that the approval is received. At that time, Advanta will also have approximately $18 million of unused tax deductions for which it has not yet recorded a benefit for financial reporting purposes. The combination of these items is expected to increase the Company’s book value by approximately $2.45 per share once the benefits of the tax deductions are fully reflected for financial reporting purposes.

Under the agreement, Bank of America will pay Advanta $63.8 million in cash which represents a return of the payments that Advanta made to Fleet in the Delaware state court litigation earlier this year. That payment will be made following IRS approval of the settlement of the tax disputes. At that time, the parties will dismiss all outstanding litigation. Advanta and Bank of America have agreed to resolve the tax disputes between Advanta and Fleet by allocating approximately $125 million of the disputed $508 million of partnership deductions to Advanta and by Advanta recognizing for tax purposes approximately $600,000 of the disputed $47 million partnership taxable gain. Advanta’s deferred tax asset of $73.6 million at March 31, 2004 will be unaffected by this agreement.

About Advanta

Advanta focuses on the small business market and the related community, providing funding and support to the nation’s small businesses through innovative products and services. Using our direct marketing and information based expertise, we identify potential customers and provide a high level of service tailored to the unique needs of small business. Advanta is one of the nation’s largest issuers of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending and direct mail, affinity and relationship marketing. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant among these risks and uncertainties is obtaining the approval of the Internal Revenue Service as required under the agreement. Additional risks that may affect future performance are detailed in the Company’s filings with the SEC.

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